Exhibit 10.1

Among

Shineco Inc.

Beijing Tenet Jove Technological Development Co., Ltd.

Ankang Changshou Pharmaceutical Group

Jiping Chen

Xiaoyan Chen

And

Yushe County Guangyuan Forest Development Co., Ltd.

Baolin Li

Yufeng Zhang

Restructuring Framework Agreement

Date: June 8, 2021

Restructuring Framework Agreement

This Restructuring Framework Agreement (this “Agreement”) is made and entered into by and among the following parties on June 8, 2021.

(1) Shineco Inc., a company established and validly existing under the laws of the State of Delaware, the address is 15 Northeast Avenue, Dover, Kent, Delaware (“Listed Company”);

(2) Beijing Tenet Jove Technological Development Co., Ltd., a company established and validly existing under the laws of People’s Republic of China, the address is No.1008, Floor 9, Building 1, No. 2 Yard, Boxing 9th Road, Economic and Technological Development Zone, Beijing; (“Tenet Jove”)

(3) Ankang Changshou Pharmaceutical Group, a company established and validly existing under the laws of People’s Republic of China, the address is No. 31, Daqiao Road, Ankang City, Shaan Xi Province; (“Ankang”)

(4) Jiping Chen, ID number is [*], the contact address is [*];

(5) Xiaoyan Chen, ID number is [*], the contact address is [*] (collectively referred to as “Ankang Shareholders” with Jiping Chen);

(6) Yushe County Guangyuan Forest Development Co., Ltd., a company established and validly existing under the laws of People’s Republic of China, the address is Zhaojia Village, Haobei Town, Yushe County, Jinzhong City, Shanxi Province;

(7) Baolin Li, ID number is [*], the contact address is [*];

(8) Yufeng Zhang, ID number is [*], the contact address is [*].

Each of above Parties shall be referred to as a “Party” respectively, and they shall be collectively referred to as the “Parties”.

Whereas,

1. The Listed Company is a company listed on the Nasdaq Stock Exchange in the United States, under the code NASDAQ: TYHT.

2. Tenet Jove is a wholly-owned subsidiary established in Beijing by the Listed Company.

3. Ankang and Ankang Shareholders signed a full set of VIE agreements (including Exclusive Option Agreement, Exclusive Business Cooperation Agreement, Equity Interest Pledge Agreement, and Power of Attorney) with Tenet Jove on December 31, 2008, and the Listed Company owns 100 % Control right of Ankang (“VIE Agreements”).

4. Baolin Li holds 90% shares of Guangyuan, and Yufeng Zhang holds 10% shares of Guangyuan.

5. The Parties agree to reorganize the Listed Company (as defined above) in accordance with this agreement (“this Restructuring”).

In consideration of the mutual covenants and agreements set forth in this Agreement, the Parties hereto agree as follows:

Article 1 This Restructuring arrangement

1.1 Restructuring Steps

The parties confirm that the parties should carry out the Listed Company restructuring in accordance with the following agreement. Ankang will be separated from the Listed Company and a certain proportion of the assets of Guangyuan with the same value as the divested Ankang assets will be merged into the Listed Company (“Restructuring”) :

1.1.1 The Listed Company will file the restructuring documents in accordance with the requirements of the SEC and the Nasdaq Exchange and obtain the approval of the relevant authorities;

1.1.2 The Listed Company and the third-party independent professional agency hired by it shall do the due diligence on all the commercial, financial and legal aspects of Guangyuan, and then they will evaluate the assets of Guangyuan and Ankang, and issue the evaluation reports;

1.1.3 Ankang and Ankang Shareholders and Tenet Jove shall sign the termination agreement of VIE Agreements, release all the equity of Ankang held by the Listed Company and the equity pledge;

1.1.4 The Listed Company will obtain the certain proportion of the assets of Guangyuan with the same or a greater value as the divested Ankang assets the Listed Company held through sighing VIE agreement or an equity transfer agreement by Guangyuan, Guangyuan Shareholders and Tenet Jove /the Listed Company (the calculation of the ratio is based on the financial statements, audit reports and asset evaluation reports of Guangyuan and Ankang as stipulated in Article 1.1.2, and the final data shall be confirmed by all parties after necessary adjustments);

1.1.5 The way of the Listed Company to obtain equity control rights of Guangyuan shall be based on the documents ultimately signed by Guangyuan, the Guangyuan Shareholders and the Listed Company /Tenet Jove.

1.2 Restructuring Consideration

1.2.1 The Listed Company transfers all the rights of Ankang which acquired through the VIE agreements to Guangyuan shareholders as the consideration for this restructuring;

1.2.2 In order to obtain all the rights and interests of Ankang held by the Listed Company, Guangyuan shareholders shall sign the VIE Agreements (including Exclusive Option Agreement, Exclusive Business Cooperation Agreement, Equity Interest Pledge Agreement, and Power of Attorney) with Ankang and Ankang Shareholders and according to the above Equity Interest Pledge Agreement to handle equity pledge registration. Ankang and Ankang Shareholders shall cooperate with the above matters;

1.2.3 The consideration for this restructuring is based on the asset appraisal report of Guangyuan and Ankang as stipulated in Article 1.1.2.

1.3 Reasons for the Restructuring

The three-year development plan of the Listed Company has clarified the industrial development direction of “one core and two main” industries, mainly to develop the two major industries of comprehensive utilization of industrial hemp and prefabricated construction, and replace the planting of traditional Chinese medicine and the processing of decoction pieces with forest companies to ensure prefabricated building materials. Raw material, industrial hemp rod is not only the raw material for processing hemp fiber, but also the rod core can be reused into wall panels.

At present, the main business of industrial hemp of listed companies is not closely related to the processing of traditional Chinese medicine decoction pieces, and there is no complementarity with the main industry. Therefore, the concentrated development of industrial hemp business and the final industrialization must adjust the structure as soon as possible.

The annual pruning of the quick-grown willows of Guangyuan can meet the supply of prefabricated raw materials, greatly reduce the cost of raw materials and improve economic efficiency. In line with the concept of green development, it can be supported by national industrial policies and strengthen the company’s economic competitiveness.

Article 2 the Condition of Restructuring

The Parties confirmed that the conditions of the Restructuring are as follows:

2.1 The statements and guarantees made by the parties in Article 3 of this agreement shall remain true, accurate, complete and not misleading from the date hereof until the date of completion of Restructuring (including the date of completion of restructuring);

2.2 All parties have fulfilled or complied with their commitments, obligations and agreements that should be fulfilled on or before the date of completion of the Restructuring under this agreement;

2.3 The Listed Company has completed all the commercial, financial and legal due diligence of Guangyuan related to this Restructuring, and the Listed Company shall satisfy with the results of the due diligence;

2.4 The Listed Company has obtained the necessary approvals from its board of directors for this restructuring;

2.5 Guangyuan and Chengdu Zhongteng Fortune Industrial Co., Ltd. (hereinafter referred to as “Zhongteng”) signed the Cooperation Intent Agreement on May 16, 2019(hereinafter referred to as the “Cooperation Agreement”). Because it is currently unable to get in touch with Zhongteng and sign the termination agreement of the Cooperation Agreement. Zhongteng guarantees that Guangyuan has never performed and will not perform the cooperation agreement within the validity period of the cooperation agreement, and Guangyuan and Zhongteng do not have any unresolved claims and debts;

2.6 As its expired Land Contract Management Rights Contracts, Guangyuan shall renew the contracts and the land management rights held by Guangyuan shall not less than five years;

2.7 There are no disputes, potential disputes and defects regarding all land contractual management rights held by Guangyuan;

2.8 Before the completion of the Restructuring, Guangyuan did not have any significant adverse effects on its business operations, technology, finance, management and legal status;

2.9 From the date hereof until immediately prior to the date of completion of the restructuring, Guangyuan shall not have the following circumstances: (1) the actual controller of Guangyuan changes; (2) the main business and operation of Guangyuan undergo major changes; (3) Guangyuan divests its assets; (4) Guangyuan distributes its net profit;

2.10 Guangyuan has fully disclosed its business risks, legal disputes, mortgage guarantees, debts and affiliated parties’ relationship to other Parties.

Article 3 Representations and Warranties

3.1 Representations and warranties of the Listed Company and Tenet Jove

As the date hereof, the Listed Company and Tenet Jove jointly made the following statements and guarantees to other parties:

3.1.1 They have full capacity for civil conduct and civil rights to sign this agreement and perform their obligations under this agreement. They have obtained necessary authorization for signing this agreement and performing all obligations under this agreement. This agreement shall be legally binding on them.

3.1.2 The signing and performance of this agreement shall not violate the contract or agreement that it has entered in or is binding on them.

3.1.3 They shall make best effort to promote the restructuring under the agreement, and will not take any act or omission to hinder or improperly delay the restructuring under this agreement. In order to perform any provision of this agreement, they shall take all necessary actions and sign all necessary documents and instruments.

3.2 Representations and warranties of Ankang and Ankang Shareholders

As the date hereof, Ankang and its shareholders jointly made the following statements and guarantees to other parties regarding:

3.2.1 They have full capacity for civil conduct and civil rights to sign this agreement and perform their obligations under this agreement. They have obtained necessary authorization for signing this agreement and performing all obligations under this agreement. This agreement shall be legally binding on them.

3.2.2 The signing and performance of this agreement shall not violate the contract or agreement that it has entered in or is binding on them.

3.2.3 They shall make best effort to promote the restructuring under the agreement, and will not take any act or omission to hinder or improperly delay the restructuring under this agreement. In order to perform any provision of this agreement, they shall take all necessary actions and sign all necessary documents and instruments.

3.3 Representations and warranties of Guangyuan and its shareholders

As the date hereof, Guangyuan and its shareholders jointly made the following statements and guarantees to other parties:

3.3.1 They have full capacity for civil conduct and civil rights to sign this agreement and perform their obligations under this agreement. They have obtained necessary authorization for signing this agreement and performing all obligations under this agreement. This agreement shall be legally binding on them.

3.3.2 The signing and performance of this agreement shall not violate the contract or agreement that it has entered in or is binding on them.

3.3.3 They shall make best effort to promote the restructuring under the agreement, and will not take any act or omission to hinder or improperly delay the restructuring under this agreement. In order to perform any provision of this agreement, they shall take all necessary actions and sign all necessary documents and instruments.

3.3.4 Guangyuan and its shareholders shall not engage in, allow or promote any act or omission that would constitute or cause the statement, representations or warranties made in Article 3.2 to be untrue, inaccurate or violated.

3.3.5 Guangyuan and its shareholders shall take all reasonable efforts to preserve and protect Guangyuan’s assets, operate the main business of Guangyuan and maintain relationships with suppliers, partners, customers and employees in a manner consistent with past and prudent business practices, and shall ensure the normal operations of Guangyuan and that there will be no changes in the goodwill and operations of Guangyuan that will cause significant adverse effects. The “significant adverse effects” under this agreement refers to any of the following circumstances, changes, or impacts involving Guangyuan or its main business, and such conditions, changes or impacts (a) affect the existence, business, core assets, liabilities, and Key employees, business performance, or financial conditions are caused by, or there is sufficient evidence to show that it may cause serious adverse effects; or (b) the qualification, government approval, license, license or ability of Guangyuan’s current business is generated, or there is sufficient evidence to show that it may cause serious adverse effects; or (c) it has caused or has sufficient evidence to show that it may have a serious adverse effect on the performance of the main obligations under the transaction documents of Guangyuan, or has a serious adverse effect on the validity or enforceability of any transaction document, or has sufficient evidence to show that it may have a serious adverse effect.

3.3.6 Guangyuan and its shareholders grant the Listed Company (and its designated third-party intermediaries) the right to contact Guangyuan’s creditors, customers, partners, financial advisers, accountants and other advisors, and shall assist the Listed Company in obtaining the relevant information that related to this Restructuring, such as finance, operations and business information of Guangyuan, at its reasonable request (including but not limited to fully providing all necessary accounts, records, contracts, technical information, personnel information, management status and other documents related to the restructuring of Guangyuan to the lawyers, accountants, appraisers and other representatives appointed by the Listed Company). In addition, Guangyuan and its shareholders shall immediately notify the Listed Company of any litigation, arbitration or administrative procedures related to Guangyuan or its assets, business and/or income that have occurred or may occur. The access rights provided to the listed company under this agreement and the review of the information provided by the listed company will not affect or restrict any statements and guarantees made by Guangyuan and its shareholders under this agreement in any way.

3.3.7 In addition to the discussions on the transactions under this agreement, Guangyuan and its shareholders agree that from the date hereof until (a) the date of completion of the restructuring, or (b) the termination of this agreement (with the earlier occurrence shall prevail), Guangyuan and its shareholders and any of its affiliates, officers, directors, representatives or agents shall not (i) solicit, initiate, consider, encourage or accept any proposal or offer made by any subject regarding the following matters: (A) in connection with any acquisition or other acquisition of all or any part of Guangyuan’s equity, or the acquisition or other acquisition of Guangyuan’s assets, (B) any merger, merger or other business alliance with Guangyuan, (C) carry out capital restructuring, structural restructuring or any other abnormal business transactions involving Guangyuan, or (ii) participate in any discussion, conversation, negotiation and other exchanges on the foregoing matters, or provide any other subject with any information related to the foregoing matters, or cooperate, assist or participate in any other way, facilitate or encourage any other subject to attempt to proceed any effort or attempt on the foregoing matters. Guangyuan and its shareholders themselves shall immediately cease, and shall prompt the termination of all existing discussions, conversations, negotiations and other exchanges with any subject on any of the foregoing matters before this agreement. If any such proposal or offer related to the foregoing matters is made or received, or any inquiry or other contact with any subject regarding the foregoing matters, Guangyuan and its shareholders shall immediately notify the listed company.

3.3.8 If any event that may cause a material adverse effect occurs before the completion date of the restructuring, Guangyuan and its shareholders shall accurately and completely disclose to the listed company within five (5) working days after the occurrence of the relevant event.

Article 4 Termination

4.1 Condition

This agreement can be terminated in the following ways:

4.1.1 The parties can jointly terminate this agreement by a written agreement.

4.1.2 This agreement shall be terminated, if:

(1) One party to this agreement has breached the contract, and such breaches have materially affected the continued performance of this agreement, and the breaching party has not corrected the breach within thirty (30) days after receiving the notice of the observant party’s request for correction. The observant party has the right to terminate this agreement;

(2) Due to any major changes in applicable laws or their interpretations, or any government agency’s revision, supplementation or cancellation of applicable laws or their interpretations, the main purpose under this agreement cannot be achieved.

4.2 Effect of Termination

4.2.1 Unless otherwise specified, If validly terminated pursuant to the above clauses, this Agreement shall forthwith become null and void and of no further force and effect, other than the Articles 5, 6, 7, 8, 9, and 10, all of which shall survive termination of this Agreement.

4.2.2 Unless otherwise specified, after the termination of this agreement, the parties to this agreement shall try their best to restore the state when this agreement was signed based on the principles of fairness, reasonableness, and good faith. Such termination shall not affect any party’s right or relief to obtain compensation or compensation under this agreement.

Article 5 Liability for the breach

5.1 Any party has violated any guarantee, promise, agreement or any other provisions under this agreement, or any statement made by any party under this agreement is untrue, incomplete or misleading (“Breach”, the party in breach is hereinafter referred to as the “defaulting party”), thereby causing other parties to bear any costs, liabilities or losses (Including but not limited to the actual losses suffered by the other party, as well as reasonable evidence to prove any loss of profit expected to be obtained, any interest paid or lost, arbitration fees, attorney fees and all deprived benefits, collectively referred to as “compensable loss”), the breaching party shall compensate the other party for all the aforementioned compensable losses.

5.2 After the completion of due diligence and asset evaluation, except for reasons that the results of due diligence and asset evaluation are not satisfactory to the listed company, if the restructuring cannot be carried out due to the reasons of Guangyuan and/or the shareholders of Guangyuan, Guangyuan shall bear any expenses that the listed company has already invested in all asset evaluations, due diligence, and reasonable evidence to prove that the listed company has invested in the restructuring for the inability to carry out the restructuring.

Article 6 Force Majeure

6.1 Definition of force majeure

Force majeure refers to an objective situation that cannot be foreseen, unavoidable, and cannot be overcome, including due to earthquakes, typhoons, floods, fires, wars, and other force majeure events that cannot be foreseen and whose occurrence and consequences cannot be prevented or avoided, or any changes in laws, regulations, and regulations, or the promulgation of new laws, regulations, and regulations, or any government action, it affects the performance of this agreement or cannot be performed as agreed.

6.2 Effect of force majeure

6.2.1 If force majeure occurs and a party affects its performance of any obligations under this agreement due to force majeure, the performance of such obligations shall be suspended during that period, which period of delay in fulfilling the obligations related to this agreement due to force majeure, and the performance deadline shall be extended accordingly in accordance with the delay in the performance of the obligation without any penalty. The party claiming force majeure shall use both mail and express delivery within seven (7) working days after the occurrence of the force majeure, or within seven (7) working days of the restoration of the telecommunications conditions in the case of a telecommunications interruption , to notify the other parties of the details of the force majeure, and provide proof of the occurrence and duration of the force majeure, and at the same time, try to resume the performance of the obligations that are delayed or hindered due to the force majeure in the shortest possible time.

6.2.2 If the party claiming force majeure fails to notify the other parties and provide appropriate certification in accordance with the above provisions, it shall not be exempt from the responsibility for failure to perform or delay in performing the obligations under this agreement. The party affected by the force majeure shall make reasonable efforts to reduce the consequences caused by the force majeure, and resume all relevant obligations as soon as possible after the force majeure is terminated. If the party affected by the force majeure fails to resume the performance of the obligations after the reason for suspending the performance of the obligations due to the force majeure disappears, the party shall be liable to the other parties for this.

6.2.3 When force majeure occurs, the parties should immediately negotiate with each other to reach a fair solution, and must make all reasonable efforts to minimize the consequences of the force majeure.

Article 7 Confidentiality

7.1 Scope of confidentiality

The parties agree to keep the following information confidential: the existence, content and signature of this agreement and its attachments, the trade secrets and technical secrets of the other party learned by each party during the validity period of this agreement and its annexes, as well as any oral or written information exchanged between each other in preparation or performance of this agreement, and other matters that require the parties to keep confidential (“Confidential Information”). It shall not be disclosed or disclosed to third parties without the written consent of other parties. Each party shall ensure that its employees, consultants, agents and their designated third-party intermediaries perform their confidentiality obligations under this agreement. However, the disclosure of confidential information by either party under any of the following circumstances is not considered a violation of this agreement: (1) the information was known to the public at the time of disclosure; (2) the information was disclosed based on the other party’s prior written consent; (3) In order to evaluate the purpose of this restructuring, one party shall disclose to its shareholders, directors, supervisors, management members, or the accounting firm or law firm hired by it that agrees to perform confidentiality obligations; (4) one party makes disclosure in accordance with the requirements of the stock exchange, regulatory agency or other government agency that has jurisdiction over it, and the party prior to the disclosure first informs the other parties in writing of the exact nature and content of the disclosed confidential information. Within a reasonable time before the above disclosure is made, the disclosing party shall negotiate with other parties on the disclosure, and seek confidential treatment of the confidential information that needs to be disclosed as far as possible in accordance with the reasonable requirements of other parties.

7.2 Confidentiality period

The parties agree that, regardless of whether this agreement is changed, cancelled or terminated, Article 7 of this agreement will continue to be effective.

Article 8 Notice

8.1 Notification method

Any notices, arbitration documents or other judicial documents or other communications (“notices”) sent by one party to other parties related to this agreement shall be in written form (including but not limited to letters and emails). For the purpose of serving the notice, the contact information of the parties is shown in the annex to this agreement.

8.2 Delivery

The various written notices stipulated in the preceding paragraph shall determine their delivery time in the following ways:

(1) If the notice submitted in person is deemed to be served when the notified person signs for it, it shall not be deemed to have been effectively served if the notified person does not sign for it;

(2) All notices that can be sent by post shall be made by registered express mail or express mail, and shall be deemed to have been delivered to the notified person within seven (7) days after posting;

(3) Any notice sent by e-mail is deemed to have been effectively delivered to the notified person on the first working day after the notice reaches the recipient.

8.3 Address Modification

If any party’s contact information changes (“the changing party”), the changing party shall notify the other parties within seven (7) days after the change occurs. If the changing party fails to notify in time as agreed, the changing party shall bear the losses caused thereby.

Article 9 Dispute Resolution

9.1 Applicable law

The conclusion, validity, execution and interpretation of this agreement and the settlement of unresolved disputes shall be governed by Chinese law.

9.2 Dispute Resolution

9.2.1 Any disputes, disputes, disagreements or claims caused by or related to this agreement, including the existence, validity, interpretation, performance, violation or termination of this agreement, or any disputes arising from or related to this agreement, should be submitted to the Beijing Arbitration Commission for arbitration, and finally resolved in accordance with the effective arbitration rules of the Beijing Arbitration Commission when the notice of arbitration was submitted. The applicable law of this arbitration clause is Chinese law. The place of arbitration shall be Beijing. The arbitration proceedings shall be conducted in Mandarin.

9.2.2 The arbitration award is final and binding on all parties. The parties agree to be bound by the ruling and act in accordance with the ruling. Unless otherwise specified in the arbitration award, the arbitration costs and the execution costs of the arbitration award (including witness fees and attorney fees) shall be borne by the losing party. In the event of any unresolved dispute and if any unresolved dispute is under arbitration, except for the matters involved in the unresolved dispute, each party shall continue to exercise their remaining rights and perform their remaining obligations in accordance with this agreement.

Article 10 MISCELLANEOUS

10.1 Severability

10.1.1 If any one or more of the provisions of this agreement are determined to be invalid, illegal or unenforceable in any respect in accordance with applicable laws or regulations, the validity, legality or enforceability of the remaining provisions of this agreement shall not be affected or impaired. All parties should negotiate in good faith, replace those invalid, illegal or unenforceable regulations by effective regulations permitted by law and expected by all parties in best efforts. The commercial effects of such effective regulations should be similar to those of invalid, illegal or unenforceable regulations.

10.1.2 The terms and attachments of this agreement should be regarded as a part of this agreement. When referring to “this Agreement”, it should be understood to include its attachments.

10.2 Entire Agreement

10.2.1 This agreement and its annexes constitute the complete and only agreement reached by the parties regarding this restructuring, replace all verbal or written investment intents, agreements, understandings and communications, and any other related documents reached by the parties in relation to this restructuring before.

10.3 Entry into force, substitution and modification

10.3.1 This agreement will take effect from the date when all parties sign or seal it. The annex to this agreement has the same effect as this agreement. If there is a conflict between the attachment and the agreement of this agreement, this agreement shall prevail. For matters not covered in this agreement, the parties will negotiate separately and sign a supplementary agreement. The supplementary agreement has the same legal effect as this agreement.

10.3.2 Unless otherwise agreed in this agreement, amendments and changes to this agreement must be agreed upon by all parties, in written form, and become effective on the date they are signed or sealed by all parties.

10.4 Expenses bear

Unless otherwise agreed by the parties, each party shall bear its own costs, taxes and expenses related to this restructuring.

10.5 No Waiver

Unless otherwise provided in this agreement, the failure or delay of a party to exercise the rights, powers or privileges under this agreement does not constitute a waiver of these rights, powers and privileges, and the sole or partial exercise of these rights, powers and privileges does not exclude the exercise of any other Rights, powers and privileges.

10.6 Language and copy

This agreement can be signed in multiple copies, each with the same effect. The electronic version of the signed text of this agreement that the parties have confirmed and exchanged by email and stored in PDF format shall be regarded as the original, which can be used as a separate proof of the establishment and effectiveness of this agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this agreement as of the date first above written.

Shineco, Inc.

By:	/s/ Guocong Zhou
Name:	Guocong Zhou
Title:	Director

Beijing Tenet Jove Technological Development Co., Ltd.

By:	/s/ Yuying Zhang
Name:	Yuying Zhang
Title:	Legal Representative

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this agreement as of the date first above written.

Ankang Changshou Pharmaceutical Group,

By:	/s/ Jiping Chen
Name:	Jiping Chen
Title:	Legal Representative

/s/ Jiping Chen
Name:	Jiping Chen

/s/ Xiaoyan Chen
Name:	Xiaoyan Chen

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this agreement as of the date first above written.

Yushe County Guangyuan Forest Development Co., Ltd.

By:	/s/ Baolin Li
Name:	Baolin Li
Title:	Legal Representative

/s/ Baolin Li
Name:	Baolin Li

/s/ Yufeng Zhang
Name:	Yufeng Zhang